Lawson Products Reports Third Quarter 2013 Results

Operating Income Improves by $2.6 million

CHICAGO, October 24, 2013 - Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the third quarter ended September 30, 2013.

Michael DeCata, president and chief executive officer, commented, “I am pleased with our third quarter progress. This was the first quarter in nine quarters in which Lawson realized a year-over-year net sales increase. We will continue to focus our efforts on sales growth including adding to our sales force. During the quarter we added 11 sales representatives putting us on track to finish the year with more than 800 active sales reps. We are encouraged to see that these efforts have begun to drive sales improvements.”

Mr. DeCata added, “Over the past few quarters we have made good progress improving the operational side of our business. With the McCook distribution center now on-line, customer service levels have improved and significant process enhancements are underway. We are now beginning to operate more efficiently, which has led to higher customer satisfaction and lower operating costs.”

Financial Highlights

•	Net sales were $68.2 million in the third quarter of 2013 compared to $67.9 million in the third quarter of last year.

•	Operating income improved $2.6 million to $0.9 million in the third quarter of 2013 compared to an operating loss of $1.7 million in the prior year quarter.

•	Adjusted operating income of $1.8 million for the quarter representing a $2.0 million improvement over the second quarter (see table 1).

•	Strong cash flows led to a reduction of $5.0 million in borrowings during the quarter.

Third Quarter Results

Net sales for the third quarter of 2013 increased to $68.2 million with one additional selling day from $67.9 million in the third quarter of 2012. The Company ended the quarter with 784 sales representatives, an increase of 11 from the second quarter of 2013 and an increase of 27 from the beginning of the year. Average daily sales were flat with the second quarter and decreased slightly to $1.066 million in the third quarter of 2013 compared to $1.077 million a year ago. Average daily sales per sales representative decreased slightly, as a proportion of newly hired sales reps in the early stages of building up customer relationships in their territories has increased. During the third quarter there were 64 selling days. Due to the upcoming holiday season, there will be three fewer selling days in the fourth quarter.

Gross profit percentage for the quarter was 60.4% compared to 59.5% in the second quarter and 62.6% a year ago. The improvement over the second quarter was driven primarily by improved net freight recoveries and lower distribution costs as a result of efficiencies gained from the Company's McCook facility. The year ago quarter benefited from the sell through of previously discontinued products.

SG&A decreased to $39.4 million for the third quarter of 2013 compared to $42.8 million a year ago. The decrease was primarily driven by reductions in compensation and outside consulting services as the Company continues to focus on cost control measures.

Excluding severance, adjusted non-GAAP operating income was $1.8 million for the third quarter of 2013 (See Table 1). This represents an improvement of $2.2 million over the prior year quarter and an improvement of $2.0 million over the second quarter of 2013. Operating income was $0.9 million for the third quarter of 2013 compared to a loss of $1.7 million in the third quarter of 2012.

Income from continuing operations for the third quarter of 2013 was $0.2 million, or $0.02 per diluted share, as compared to a loss of $1.6 million, or $0.18 per diluted share, a year ago.

Recent Corporate Highlights

•	The Company furthered its focus to grow sales by redeploying savings in general and administrative costs to its sales team resulting in a severance charge of $1.0 million for the quarter.
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On October 11, 2013, the Company entered into an Asset Purchase Agreement to sell substantially all of the net assets of its wholly owned subsidiary, Automatic Screw Machine Products Company, Inc., for $12.5 million. The Company anticipates a pre-tax gain of approximately $1.5 million in the fourth quarter.

“Our Company is fundamentally sound and getting stronger. Service levels have improved significantly and we continue to make improvements that enhance our customers' experience. With an improved financial position, our organization is well positioned to focus on growing sales and making the necessary investments for future success,” concluded Mr. DeCata.

Conference Call

Lawson Products, Inc., will conduct a conference call with investors to discuss the third quarter 2013 results at 9:00 a.m. EDT on October 24, 2013. The conference call is available by direct dial at 877-317-6789 in the U.S. or 412-317-6789 from outside of the U.S. A replay of the conference call will be available approximately one hour after completion of the call through November 30, 2013. Callers can access the replay by dialing 877-344-7529 in the U.S. or 412-317-0088 outside the U.S. The PIN access number for the replay is 10016326#. A streaming audio of the call and an archived replay will also be available on the Investor Relations page of Lawson's website through November 30, 2013.

About Lawson Products, Inc.

Founded in 1952, Lawson Products (NASDAQ: LAWS) is an industrial distributor of more than 300,000 maintenance and repair products. Lawson Products serves the industrial, commercial, institutional and government maintenance, repair and operations (MRO) market. The Company ships products to customers in all 50 states, Puerto Rico, Canada, Mexico and the Caribbean from five strategically located distribution centers in North America. Under its Kent Automotive brand, the Company supplies products to collision and mechanical repair shops as well as automotive OEMs. For additional information, please visit www.lawsonproducts.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2012, Form 10-K filed on February 25, 2013. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

All amounts have been reclassified to reflect discontinued operations treatment of the Company’s subsidiary, Automatic Screw Machine Products.

Lawson Products, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net sales	$68,235	$67,863	$203,765	$209,057
Cost of goods sold	27,015	25,368	82,097	90,539
Gross profit	41,220	42,495	121,668	118,518

Operating expenses:
Selling, general and administrative expenses	39,424	42,836	123,601	131,455
Severance expense	962	1,410	964	8,180
Gain on sale of assets	(36)	(11)	(36)	(2,133)
Goodwill impairment	—	—	—	28,306
	40,350	44,235	124,529	165,808

Operating income (loss)	870	(1,740)	(2,861)	(47,290)

Interest expense	(365)	(229)	(799)	(453)
Other income (expense), net	(19)	23	(150)	(73)

Income (loss) from continuing operations before income taxes	486	(1,946)	(3,810)	(47,816)
Income tax expense (benefit)	303	(389)	(398)	17,453

Income (loss) from continuing operations	183	(1,557)	(3,412)	(65,269)
Discontinued operations, net of income taxes	418	239	1,187	996
Net income (loss)	$601	$(1,318)	$(2,225)	$(64,273)

Basic and diluted income (loss) per share of common stock:
Continuing operations	$0.02	$(0.18)	$(0.40)	$(7.61)
Discontinued operations	0.05	0.03	0.14	0.12
Net income (loss) per share	$0.07	$(0.15)	$(0.26)	$(7.49)

Basic weighted average shares outstanding	8,651	8,587	8,629	8,581
Effect of dilutive securities outstanding	43	—	—	—
Diluted weighted average shares outstanding	8,694	8,587	8,629	8,581

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share data)

	September 30, 2013	December 31, 2012
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$418	$1,640
Restricted cash	800	—
Accounts receivable, less allowance for doubtful accounts	32,265	29,451
Inventories, net	44,509	44,681
Miscellaneous receivables and prepaid expenses	4,418	5,308
Deferred income taxes	17	17
Discontinued operations	9,938	9,232
Total current assets	92,365	90,329
Property, plant and equipment, net	62,157	66,981
Cash value of life insurance	8,609	14,943
Deferred income taxes	55	55
Other assets	497	449
Discontinued operations	395	174
Total assets	$164,078	$172,931

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$18,315	$16,127
Accounts payable	14,181	11,421
Accrued expenses and other liabilities	23,990	31,330
Discontinued operations	485	950
Total current liabilities	56,971	59,828
Security bonus plan	16,435	18,837
Financing lease obligation	10,416	10,786
Deferred compensation	5,481	5,741
Deferred rent liability	4,367	4,621
Other liabilities	1,398	2,258
Discontinued operations	—	127
Total liabilities	95,068	102,198

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, Issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares; Issued - 8,660,279 and 8,614,837 shares, respectively; Outstanding - 8,650,919 and 8,605,901 shares, respectively	8,660	8,615
Capital in excess of par value	7,655	6,951
Retained earnings	50,539	52,764
Treasury stock – 9,360 and 8,936 shares, respectively	(159)	(155)
Accumulated other comprehensive income	2,315	2,558
Total stockholders’ equity	69,010	70,733
Total liabilities and stockholders’ equity	$164,078	$172,931

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See Table 1 below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended September 30, 2013, June 30, 2013 and September 30, 2012. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

TABLE 1 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME (LOSS)
(Amounts in thousands)
(Unaudited)
	Three Months Ended
	September 30,	June 30,	September 30,
	2013	2013	2012
Operating income (loss), as reported per GAAP	$870	$(201)	$(1,740)

Severance expense	962	2	1,410

Adjusted non-GAAP operating income (loss)	$1,832	$(199)	$(330)

LAWSON PRODUCTS, INC.
TABLE 2 - QUARTERLY RESULTS
(Unaudited)

	(Dollars in thousands)
	Three Months Ended
	Sep. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sep. 30, 2012

Number of business days	64	64	63	61	63

Average daily net sales	$1,066	$1,067	$1,067	$1,057	$1,077
Sequential quarter increase (decrease)	(0.1)%	—%	0.9%	(1.9)%	(1.3)%

Average active sales rep. count (1)	774	764	762	769	773
Period end active sales rep. count	784	773	760	767 (2)	769

Sales per rep. per day	$1.377	$1.397	$1.400	$1.375	$1.394
Sequential quarter increase (decrease)	(1.4)%	(0.2)%	1.8%	(1.4)%	3.1%

Net sales	$68,235	$68,317	$67,213	$64,505	$67,863
Gross profit	41,220	40,634	39,814	38,900	42,495

Gross profit percentage	60.4%	59.5%	59.2%	60.3%	62.6%

Operating expenses
Selling, general & administrative expenses	39,424	40,833	43,344	38,590	42,836
Severance expense (benefit)	962	2	—	(159)	1,410
Gain on sale of assets	(36)	—	—	(1,588)	(11)
	40,350	40,835	43,344	36,843	44,235

Operating income (loss)	$870	$(201)	$(3,530)	$2,057	$(1,740)

(1)	Average active sales representative count represents the average of the month-end sales representative counts

(2)	Following the transition of the U.S. independent agents to employee status, the Company began January 1, 2013 with 757 sales representatives

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President and Chief Financial Officer
773-304-5665